Exhibit 99.1
Leadis Technology Sells its Display Driver Business
SUNNYVALE, California – January 26, 2009 – Leadis Technology, Inc. (Nasdaq: LDIS), an analog and mixed-signal semiconductor developer of color display drivers, power management and touch ICs for mobile consumer electronics devices, today announced the sale of its display driver business to AsTEK, Inc., a privately-held company located in Korea. The consideration paid was $3.5 million of cash plus $0.5 million of assumed liabilities. Leadis retains rights to most of the current display driver products in production, as well as ownership of its proprietary EPiCTM technology for AM-OLED displays.
“As we stated in our last earnings release, we must significantly reduce expenses to preserve cash and further focus the company,” said Mr. Tony Alvarez, President and CEO of Leadis. “While we remain optimistic about the prospects of EPiCTM technology based on results to date, because of technical and market issues bringing this innovative technology to market will take longer than we originally anticipated. This transaction allows AsTEK to focus its resources on development of new display driver products, and it enables Leadis to focus on its Touch and Power Management products while retaining revenue from legacy display driver products. Combined with other cost cutting measures, we have now dramatically reduced our operating expenses.”
Key terms of the sale are as follows:
•	AsTEK purchased all of the outstanding stock of Leadis Technology Korea, Inc., which contains the display driver development group, for $3.5 million of cash and $0.5 million of assumed liabilities, with half of the purchase price paid at closing and half due one year from the date of sale.

•	Leadis Technology, Inc. retains ownership of EPiCTM technology developed to date, and grants AsTEK a conditional exclusive license to this technology.

•	Leadis Technology, Inc. will receive royalty payments on future sales of products containing EPiCTM technology.

•	Leadis Technology, Inc. continues to hold the rights to most legacy display driver products already in production and will continue to sell these products to existing customers.
AsTEK will be managed by Dr. Keeho Kim, formerly General Manager of Leadis’ display driver group. “Dr. Kim’s ongoing leadership of this display driver group enables a smooth transition as they continue current development activities,” said Mr. Alvarez. “This will benefit not only AsTEK’s customers but also Leadis, as we will profit financially from the future success of EPiCTM technology.”
“I look forward to leading AsTEK in our innovative design activities and development of advanced technology display drivers,” said Dr. Kim, CEO of AsTEK. “We are pleased to have acquired a streamlined business with an excellent opportunity to bring EPiCTM, RGBW and other advanced amorphous TFT display drivers to market this year.”

Leadis’ fourth quarter earnings call is scheduled for Wednesday, January 28, 2009. The company will provide further details on the transaction and answer questions from interested parties at that time.
IR Contacts
John Allen, Chief Financial Officer
Eric Itakura, Director Business Development & Investor Relations
(408) 331-8616
About Leadis Technology, Inc.
Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets analog and mixed-signal semiconductors that enable and enhance the features and capabilities of portable and consumer electronics devices. Leadis’ product offerings include color display drivers, which are critical components of displays used in mobile consumer electronic devices; LED drivers, which provide controlled levels of current required to drive light emitting diodes in diverse applications including mobile backlight units; power management ICs including LDOs, LDO controllers, shunt references, thermal switches, current regulators, and battery charger controllers; and touch controller ICs, which enable highly reliable touch-based input controls and attractive industrial design options for both mobile and non-mobile applications.
Cautionary Statement
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, future success of display driver design activities, lack of market acceptance of the EPiCTM technology, delays associated with ramping new products into production, that pending patent applications will not result in issued patents or that any issued patents may not be sufficiently broad to protect our proprietary technologies, delays in the integration of our products into consumer electronic devices, our reliance on third-party manufacturers, general mobile handset and semiconductor industry trends, and other risks detailed from time to time in Leadis’ reports filed with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008. Leadis disclaims any obligation to update these forward-looking statements. (LDISG)